Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet reports net student loan assets up 28 percent year-over-year

o   Student loan assets up more than $2.9 billion, or 22 percent, from year-end
o   Net consolidation originations for the third quarter $537.7 million
o   Base net income $95.3 million for the first nine months of 2005

LINCOLN, Neb., October 26, 2005 - Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first nine months of 2005 of $138.4 million, or $2.58 per share, compared with $102.0 million, or $1.90 per share, for the first nine months of 2004. GAAP net income for the third quarter of 2005 was $72.1 million, or $1.34 per share, compared with $7.6 million, or $0.14 per share, for the third quarter of 2004.

Base net income for the first nine months of 2005 was $95.3 million, or $1.77 per share, compared with $130.1 million, or $2.43 per share, in the first nine months of 2004. Base net income for the third quarter of 2005 was $32.8 million, or $0.61 per share, compared with $33.7 million, or $0.63 per share, in the third quarter of 2004.

Base net income as defined by Nelnet is GAAP net income excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income. A description of base net income and reconciliation of GAAP net income to base net income is included in this release.

Base net income excluding certain special allowance yield adjustments and related derivative settlements for the first nine months of 2005 was $1.07 per share, up from $0.69 per share for the first nine months of 2004. Base net income excluding certain special allowance yield adjustments and related derivative settlements was $0.39 per share for the third quarter of 2005, up 22 percent from $0.32 per share for the third quarter of 2004.

For the third-quarter 2005, GAAP net income includes an unrealized gain in the fair-market value of derivative instruments of $65.4 million. Nelnet's derivatives do not qualify for hedge accounting under FASB 133. As such, the mark-to-market gains or losses of derivatives each reporting period are included in the statement of operations, but removed from GAAP net income during the calculation of base net income.

Net student loan assets at September 30, 2005 were $16.4 billion, up 28 percent, or $3.6 billion, from $12.8 billion at September 30, 2004. Since December 31, 2004, net student loan assets have increased 22 percent, or $2.9 billion, from $13.5 billion.

The company reported net consolidation loan originations of $537.7 million for the third quarter of 2005 after receiving a record level of consolidation applications in the second quarter of 2005 before the interest rate increase on July 1. The majority of these applications funded in the third quarter. For the third quarter, Nelnet reported a loss of $240.4 million of student loans through the consolidation of the company's portfolio by third parties.

"We are excited by the results of the third quarter that provided strong student loan asset growth driven by record consolidation volume," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "In addition, Nelnet announced two acquisitions that will enhance our presence in key markets in the Sun Belt and on the West Coast."

Nelnet completed the acquisitions of LoanSTAR Funding Group, Inc. and the assets of Chela Education Finance, Inc. on October 24, 2005 and October 25, 2005, respectively. These acquisitions were originally announced in the third quarter.

MARGIN ANALYSIS

Net interest income for the first nine months of 2005 was $247.8 million compared to $308.0 million for the first nine months of 2004. For the third quarter of 2005, Nelnet reported net interest income of $79.0 million compared to $89.4 million for the third quarter of 2004. Net interest income for the first nine months of 2005 includes a special allowance yield adjustment of $77.4 million, down from $167.9 million in the same period a year ago. The third-quarter 2005 net interest income includes a special allowance yield adjustment of $21.8 million, down from $43.6 million in the same period a year ago. Excluding the impact of the special allowance yield adjustments, net interest income for the third-quarter 2005 increased $11.4 million, or 25 percent, compared to the same period a year ago.

The company reported core student loan spread of 1.54 percent for the first nine months of 2005 compared with 1.71 percent in the same period in 2004 and 1.46 percent for the third quarter of 2005 compared with 1.65 percent in the same period of 2004. The tightening was primarily attributable to an increase in lower-yield consolidation loans in the company's student loan portfolio. At September 30, 2005, consolidation loans comprised more than 62 percent of Nelnet's student loan portfolio.

OTHER REVENUE

Income from loan and guarantee servicing fees reached $109.3 million for the first nine months of 2005, up from $73.4 million in the first nine months of 2004. In the third quarter of 2005 income from loan and guarantee servicing grew to $37.5 million from $24.5 million in the third quarter of 2004. The increase is attributable to the acquisition of EDULINX in December 2004 and is partially offset by reductions in other third-party servicing-related revenue.

Other fee-based income increased to $22.9 million for the first nine months of 2005 compared to $5.4 million for the first nine months of 2004. For the third quarter of 2005 other fee-based income increased to $10.5 million, up from $1.8 million in the same period a year ago. The integration of recent acquisitions contributed to the increase.

OPERATING EXPENSES

For the first nine months of 2005 the company reported operating expenses of $224.2 million compared to $180.9 million for the first nine months of 2004. Operating expenses increased to $78.9 million in the third quarter of 2005 from $51.5 million for the same period a year ago. The increase in operating expenses is primarily attributable to the integration of recent acquisitions.

RECONCILIATION OF GAAP NET INCOME TO BASE NET INCOME

Nelnet prepares financial statements in accordance with generally accepted accounting principles (GAAP). In addition to evaluating the company's GAAP-based financial information, management also evaluates the company on certain non-GAAP performance measures that we refer to as base net income. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding financial results.

Base net income, excluding certain special allowance yield adjustments and related hedging activity related to the company's portfolio of student loans earning a minimum special allowance payment of 9.5%, is used by management to develop the company's financial plans, track results, and establish corporate performance targets.

The following table provides a reconciliation of GAAP net income to base net income and also reflects the earnings per share impact of the special allowance yield adjustments and related hedging activity related to the 9.5% portfolio.

                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                   SEPTEMBER 30,              SEPTEMBER 30,
                                             -------------------------  ------------------------
                                                  2005         2004         2005        2004
                                             ------------  -----------  ------------ -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
GAAP net income                               $  72,132    $   7,637    $ 138,446    $  102,011
Base adjustments:
    Derivative market value adjustments         (65,382)      39,757      (74,300)       39,209
    Amortization of intangible assets             1,919        2,275        4,651         6,432
    Variable-rate floor income                        -            -            -          (348)
                                               ---------    ---------    ---------    ----------
Total base adjustments before income taxes      (63,463)      42,032      (69,649)       45,293
Net tax effect (a)                               24,116      (15,972)      26,467       (17,211)
                                               ---------    ---------    ---------    ----------
Total base adjustments                          (39,347)      26,060      (43,182)       28,082
                                               ---------    ---------    ---------    ----------
    Base net income                           $  32,785    $  33,697    $  95,264    $  130,093
                                               =========    =========    =========    ==========

Earnings per share, basic and diluted:
    GAAP net income                           $    1.34    $    0.14    $    2.58    $     1.90
                                               =========    =========    =========    ==========

    Base net income                           $    0.61    $    0.63    $    1.77    $     2.43
    Special allowance yield adjustments (b)       (0.22)       (0.31)       (0.70)        (1.74)
                                               ---------    ---------    ---------    ----------
    Base net income, excluding the special
      allowance yield adjustments (b)         $    0.39    $    0.32    $    1.07    $     0.69
                                               =========    =========    =========    ==========

-----------------------------------------------

(a) Tax effect computed at 38%.
(b) The special allowance yield adjustments are net of derivative settlements and taxes.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 800.309.1331 and international callers should dial
719.785.9442 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) November 2. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 3047267. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at http://www.nelnetinvestors.net/releases.cfm?reltype=Financial.


CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                      THREE MONTHS ENDED         NINE MONTHS ENDED
                                                        SEPTEMBER 30,              SEPTEMBER 30,
                                                    -----------------------  ------------------------
                                                        2005        2004        2005         2004
                                                    -----------  ----------  -----------  -----------
                                                                       (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
    Loan interest, excluding variable-rate
       floor income                                $   247,791  $   171,427  $   671,589  $   519,059
    Variable-rate floor income                               -            -            -          348
    Amortization of loan premiums and deferred
       origination costs                               (20,041)     (18,395)     (52,370)     (53,249)
    Investment interest                                 11,491        4,918       26,643       11,750
                                                    -----------  -----------  -----------  -----------
      Total interest income                            239,241      157,950      645,862      477,908

Interest expense:
    Interest on bonds and notes payable                160,243       68,545      398,045      169,940
                                                    -----------  -----------  -----------  -----------

      Net interest income                               78,998       89,405      247,817      307,968

Less provision (recovery) for loan losses                1,402        2,300        5,557       (1,006)
                                                    -----------  -----------  -----------  -----------

      Net interest income after provision
         (recovery) for loan losses                     77,596       87,105      242,260      308,974
                                                    -----------  -----------  -----------  -----------
Other income (loss):
    Loan and guarantee servicing income                 37,459       24,513      109,313       73,422
    Other fee-based income                              10,503        1,840       22,886        5,359
    Software services income                             1,951        1,849        6,759        5,521
    Other income                                         2,458        4,356        5,382        7,084
    Derivative market value adjustments                 65,382      (39,757)      74,300      (39,209)
    Derivative settlements, net                         (2,962)     (16,457)     (19,049)     (19,389)
                                                    -----------  -----------  -----------  -----------
      Total other income (loss)                        114,791      (23,656)     199,591       32,788
                                                    -----------  -----------  -----------  -----------
 Operating expenses:
    Salaries and benefits                               44,311       25,060      123,615      101,865
    Other expenses                                      32,705       24,167       95,936       72,613
    Amortization of intangible assets                    1,919        2,275        4,651        6,432
                                                    -----------  -----------  -----------  -----------
      Total operating expenses                          78,935       51,502      224,202      180,910
                                                    -----------  -----------  -----------  -----------

      Income before income taxes                       113,452       11,947      217,649      160,852

Income tax expense                                      41,091        4,310       78,974       58,841
                                                    -----------  -----------  -----------  -----------

      Net income before minority interest               72,361        7,637      138,675      102,011

Minority interest in net earnings of subsidiaries         (229)           -         (229)           -
                                                    -----------  -----------  -----------  -----------
      Net income                                   $    72,132  $     7,637  $   138,446  $   102,011
                                                    ===========  ===========  ===========  ===========

      Earnings per share, basic and diluted        $      1.34  $      0.14  $      2.58  $      1.90
                                                    ===========  ===========  ===========  ===========

Weighted average shares outstanding                 53,734,218   53,648,788   53,709,801   53,644,056


CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                  AS OF          AS OF        AS OF
                                               SEPTEMBER 30,  DECEMBER 31, SEPTEMBER 30,
                                                   2005           2004         2004
                                               -------------  ------------ -------------
                                                (UNAUDITED)                 (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net               $16,379,293   $13,461,814   $12,793,704
    Cash, cash equivalents, and investments       1,304,261     1,302,954       933,271
    Goodwill                                         67,942         8,522         8,522
    Intangible assets, net                           34,644        11,987        10,546
    Other assets                                    525,185       374,728       368,753
                                                ------------  ------------  ------------
      Total assets                              $18,311,325   $15,160,005   $14,114,796
                                                ============  ============  ============

Liabilities:
    Bonds and notes payable                     $17,418,652   $14,300,606   $13,526,343
    Other liabilities                               295,582       403,224       179,838
                                                ------------  ------------  ------------
      Total liabilities                          17,714,234    14,703,830    13,706,181
                                                ------------  ------------  ------------

Minority interest in subsidiaries                       274             -             -

Shareholders' equity                                596,817       456,175       408,615
                                                ------------  ------------  ------------
    Total liabilities and shareholders' equity  $18,311,325   $15,160,005   $14,114,796
                                                ============  ============  ============

Return on average total assets                        1.10%         1.11%         1.04%
Return on average equity                              34.9%         39.7%         38.3%


                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $16.4 billion as of September 30, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.